UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported):  May 30, 2008

SUNRISE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	000-52518	20-8051714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1108 West Valley Blvd, Suite 6-399, Alhambra, CA	91803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (626) 407-2618

  SUNRISE MINING CORPORATION  .
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1                       Registrant’s Business and Operations

ITEM 1.02                     Termination of Material Definitive Agreement

Sunrise Holdings Limited (the “Company”) has decided to abandon and terminate its mining rights in its Khul Morit undeveloped mining properties (Mongolia license number 6283) located in Mongolia. A western mining company that the Company had been talking to had decided not to proceed with a joint-venture project with us regarding the Khul Morit property after they reviewed our previously exploration data and visited the Khul Morit property in April 2008. Also, after further evaluation of available exploration testing results, the Company has determined that the substantial costs of additional exploratory drilling and geological testing and evaluation would not be desirable for the Company.

Section 2                      Financial Information

ITEM 2.01                    Completion of Acquisition or Disposition of Assets

Effective May 30, 2008, eFuture International Limited, a wholly owned subsidiary of the Company, executed a purchase agreement and purchased a convertible secured promissory note in the principal amount of $500,000 (U.S.) from SJ Electronics, Inc., whose primary business activities are the manufacture of electronic cable products and assembling on wire harnesses by its five subsidiaries in the People's Republic of China and sales of those products to oversea markets.   The promissory note is due May 29, 2009, and is convertible into the common stock, $.001 par value per share, of SJ Electronics, Inc. (OTC-BB symbol SJEL) at the option of the Company at $1.30 per share.

The Note pays 15% interest (accruing monthly) at maturity, and is convertible into shares of the common stock, par value $.001 per share of SJ Electronics, Inc. at a conversion price equal to $1.30 per share (the “Conversion Price”).  In the event of a conversion, accrued interest shall be automatically converted into common stock.  In addition, SJ Electronics, Inc. has the right to prepay the entire outstanding principal due under the Note upon certain conditions, if no event of default has occurred or is continuing.

The Conversion Price is subject to adjustment for certain events, including dividends, distributions or splits of common stock, or in the event of a consolidation, merger or reorganization.  In addition, the Conversion Price is also subject to adjustment in the event that the pre-tax net income (the “Actual Income”) for the year ending December 31, 2008, shall be less than $10,000,000 (the “2008 Projected Income”).  In such event, the Conversion Price shall be reduced, if applicable, by a pro-rata percentage equal to the percentage of the shortfall in the actual income from the 2008 Projected Income; provided, that such adjustment shall not reduce the Conversion Price to a price lower than $0.65 per share.

SJ Electronics, Inc.’s obligations under the Purchase Agreement and the Note are secured by certain accounts receivable of SJ Electronics, Inc., and by a guaranty of Yu-Ping Agatha Shen, its Chairman, and the pledge of 10,000,000 shares of Common Stock owned by Ms. Shen, pursuant to a Pledge and Security Agreement, dated May 15, 2008.  In addition, SJ Electronics, Inc. entered into a Lockbox Agreement which provides that it shall direct its account debtors to pay funds owed to it to an account maintained for the ratable benefit of the investors, which funds shall be withdrawn from this account as set forth therein.

Under the purchase agreement, SJ Electronics, Inc. is obligated to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission to register the resale of the common stock issuable upon conversion of the Note.  SJ Electronics, Inc. is obligated to use its best efforts to cause the Registration Statement to be filed no later than 45 days after the closing date and to insure that the Registration Statement remains in effect until all of the shares of common stock issuable upon conversion of the Note have been sold.  In the event of a default of SJ Electronics, Inc.’s registration obligations under the purchase agreement, including its agreement to file the Registration Statement with the Commission no later than 45 days after the closing date, or if the Registration Statement is not declared effective within 180 days after the closing date, it is required to pay to the Company, as partial liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the Note, not to exceed an aggregate of 10% of the principal amount of the Note at the time outstanding.

ITEM 9.01                                Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	15% Senior Secured Convertible Note due 2009 for $500,000 from SJ Electronics, Inc. dated May 30, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Holdings Limited
Date: June 11, 2008

	By:	/s/ Xuguang Sun
Xuguang Sun, President and Chief Executive Officer